FOR IMMEDIATE RELEASE
March 11, 2005

NEW YORK MORTGAGE TRUST DECLARES
FIRST QUARTER 2005 COMMON STOCK DIVIDEND

New York, New York- March 11, 2005- New York Mortgage Trust, Inc. (NYSE: NTR), announced today that its Board of Directors has declared a cash dividend of $0.25 per share on shares of its common stock for the quarter ended March 31, 2005. The dividend is payable on April 26, 2005, to shareholders of record as of April 6, 2005.

The first quarter dividend represents the distribution of the estimated net income of NYMT, exclusive of any net income earned by its taxable REIT subsidiary, The New York Mortgage Company, LLC ("NYMC"), for the first quarter of 2005.

About New York Mortgage Trust
New York Mortgage Trust, Inc. (NYMT) is a real estate investment trust (REIT) focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. The mortgage securities portfolio is comprised largely of securities backed by prime adjustable-rate and hybrid mortgage loans, many of which over time will be originated by NYMT's wholly owned mortgage origination taxable REIT subsidiary. The ability to build a portion of its loan portfolio from loans internally originated is a cornerstone of NYMT's strategy.

For Further Information
AT THE COMPANY Michael I. Wirth, Chief Financial Officer Phone: 212-634-2342 Email: mwirth@nymtrust.com	AT FINANCIAL RELATIONS BOARD Joe Calabrese (General) 212-827-3772 Julie Tu (Analysts) 212-827-3776

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.